Exhibit 99.6

Ford Motor Company and Subsidiaries
CONDENSED SECTOR STATEMENT OF CASH FLOWS
For the Periods Ended December 31, 2003 and 2002
(in millions)

	Full Year 2003		Full Year 2002

		Financial		Financial
	Automotive	Services	Automotive	Services

	(unaudited)
Cash and cash equivalents at January 1	$5,157	$7,064	$4,053	$3,131

Cash flows from operating activities before securities trading	1,336	17,052	9,479	15,261
Net sales/(purchases) of trading securities	1,282	525	(6,206)	(23)

Net cash flows from operating activities	2,618	17,577	3,273	15,238
Cash flows from investing activities
Capital expenditures	(7,370)	(379)	(6,774)	(502)
Acquisitions of receivables and lease investments	—	(62,980)	—	(81,690)
Collections of receivables and lease investments	—	42,727	—	45,767
Net acquisitions of daily rental vehicles	—	(1,505)	—	(1,846)
Purchases of securities	(8,925)	(1,149)	(3,446)	(609)
Sales and maturities of securities	8,673	709	3,445	479
Proceeds from sales of receivables and lease investments	—	21,145	—	41,289
Proceeds from sale of businesses	77	204	257	—
Repayment of debt from discontinued operations	—	1,421	—	—
Net investing activity with Financial Services	3,708	—	1,053	—
Cash paid for acquisitions	—	—	(289)	—
Cash recognized on initial consolidation of joint ventures	256	—	—	—
Other	716	55	—	407

Net cash (used in)/provided by investing activities	(2,865)	248	(5,754)	3,295
Cash flows from financing activities
Cash dividends	(733)	—	(743)	—
Net sales/(purchases) of Common Stock	9	—	287	—
Proceeds from mandatorily redeemable convertible preferred securities	—	—	4,900	—
Preferred Stock — Series B redemption	—	—	(177)	—
Changes in short-term debt	(237)	1,542	(31)	(14,140)
Proceeds from issuance of other debt	1,144	21,942	318	15,524
Principal payments on other debt	(1,097)	(27,683)	(859)	(15,760)
Net financing activity with Automotive	—	(3,708)	—	(1,053)
Other	(15)	(4)	(23)	369

Net cash (used in)/provided by financing activities	(929)	(7,911)	3,672	(15,060)
Effect of exchange rate changes on cash	260	551	37	336
Net transactions with Automotive/Financial Services	1,186	(1,186)	(124)	124

Net increase/(decrease) in cash and cash equivalents	270	9,279	1,104	3,933

Cash and cash equivalents at December 31	$5,427	$16,343	$5,157	$7,064